Exhibit 10.1

[NOTE: FORM FOR SR. VP AND ABOVE OFFICERS; FIRST USED IN FEB. 2010]

PERFORMANCE BASED RESTRICTED STOCK UNITS AWARD AGREEMENT

ON SEMICONDUCTOR

2000 STOCK INCENTIVE PLAN

ON Semiconductor Corporation, a Delaware Corporation (“Company”), hereby grants to                              (“Grantee”), a Participant in the ON Semiconductor Corporation (formerly known as SCG Holding Corporation) 2000 Stock Incentive Plan (“Plan”), as amended, a Performance Based Restricted Stock Units Award (“Award”) for Units (“Units”) representing shares of the Company’s Common Stock (“Stock”). The grant is made effective as of              ,          (“Grant Date”). This Award is designated as a “Performance Based Restricted Stock Unit Award,” and as such is granted under the Performance Share Award portion of the Plan.

A. The Board of Directors of the Company (“Board”) has adopted the Plan as an incentive to retain members of the Board, and key employees, officers and consultants of the Company and to enhance the ability of the Company to attract new members of the Board, employees, officers and consultants whose services are considered unusually valuable by providing an opportunity for them to have a proprietary interest in the success of the Company.

B. Under the Plan, the Board has delegated its authority to administer the Plan to the Compensation Committee of the Board (“Compensation Committee”)

C. The Compensation Committee approved the granting of Units to the Grantee pursuant to the Plan to provide an incentive to the Grantee to focus on the long-term growth of the Company.

D. To the extent not specifically defined in this Performance Based Restricted Stock Units Award Agreement (“Agreement”), all capitalized terms used in this Agreement shall have the meaning set forth in the Plan.

In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Grantee agree as follows:

1. Grant of Units. Grantee is hereby granted a Performance Based Restricted Stock Units Award for                              Units, representing the right to receive the same number of shares of the Company’s Stock, subject to the terms and conditions in this Agreement. This Award is granted pursuant to the Plan and its terms are incorporated by reference.

2. Vesting of Units and Related Information.

2.1 Vesting Schedule. The Performance Period for this Performance Based Restricted Stock Units Award begins on              ,          and ends on              ,         . Subject to the terms and conditions set forth in this provision 2 and in other provisions of this Agreement, the Units will vest (if at all) on each Vesting Date (as defined below) provided some or all of both of the below performance measures (“Performance Measures”) are achieved. For purposes of this Agreement, the term “Vesting Date” means the date the Company files its Form 10-K for each of the fiscal years         ,          and         , subject to the achievement of relevant Performance Measures.

Year of Performance	Portion of Units Eligible for Vesting	Performance Measures (dollars in millions)
		Revenue (Minimum[1] & Maximum2)	Adjusted Non-GAAP EBITDA
FY (possible vesting in Q1 ):
	1/3	Minimum: $	Minimum: $
		Maximum: $	Maximum: $
FY (possible vesting in Q1 ):
	1/3	Minimum: $	Minimum: $
		Maximum: $	Maximum: $
FY (possible vesting in Q1 ):
	1/3	Minimum: $	Minimum: $
		Maximum: $	Maximum: $

2.2 Terms and Conditions of Vesting.

(a) If the Minimum Performance Measures for both Revenue and Adjusted Non-GAAP EBITDA (as defined below) are met for the fiscal year,     % of the eligible Units shall vest on the relevant Vesting Date. If the applicable Maximum Performance Measures with respect to both Revenue and Adjusted Non-GAAP EBITDA are met for the fiscal year, the other 50% of the eligible Units shall vest on the relevant Vesting Date.

(b) If the Minimum Performance Measures for both Revenue and Adjusted Non-GAAP EBITDA are not met for the fiscal year, no portion of the Units shall vest on the relevant Vesting Date. Any unvested Units will carry forward to subsequent fiscal years until the cumulative Minimum Performance Measures for both Revenue and Adjusted Non-GAAP EBITDA for the fiscal years or the cumulative Maximum Performance Measures for both Revenue and Adjusted Non-GAAP EBITDA for the fiscal years are met, and then all Units carried forward related to these measures shall vest at the appropriate level (    % or 100%) on the relevant Vesting Date.

[1]	Minimum represents the Performance Measures the Grantee must meet to vest in % of the Units for a given fiscal year.
[2]	Maximum represents the Performance Measures the Grantee must meet to vest in 100% of the Units for a given fiscal year.

(c) If the Minimum Performance Measures are met with respect to both Revenue and Adjusted Non-GAAP EBITDA on the relevant Vesting Date, but the Maximum Performance Measures for both Revenue and Adjusted Non-GAAP EBITDA are not met,     % of the eligible Units shall vest on the relevant Vesting Date. The remaining     % of Units shall carry forward to subsequent fiscal years until the cumulative Maximum Performance Measures for both Revenue and Adjusted Non-GAAP EBITDA are met for the relevant fiscal years, and then all Units carried forward related to these measures shall vest at the appropriate level (    % or 100%) on the relevant Vesting Date.

(d) Any unvested Units shall expire immediately on the day after the Vesting Date for fiscal year         , which will occur in the first quarter of         .

EXAMPLE: For example, assume you are granted          Units. One-third, or         , of the Units are available to vest upon achievement of both the Revenue and the Adjusted Non-GAAP EBITDA Performance Measures each fiscal year.

[NOTE: VARIOUS EXAMPLES ARE PROVIDED TO THE GRANTEE FOR ILLUSTRATION PURPOSES ONLY]

2.3 Performance Measures Defined.

(a) Revenue Defined. For purposes of the above vesting schedule, the term “Revenue” shall mean the Company’s total revenue for the applicable fiscal year.

(b) Adjusted Non-GAAP EBITDA. For the purposes of the above vesting schedule the “Adjusted Non-GAAP EBITDA” shall mean the Company’s earnings before interest (income or expense), taxes, depreciation, and amortization (or “EBITDA”) for the applicable fiscal year, calculated taking into account any timely adjustments noted in 2.4; provided, however, if the Compensation Committee determines that an alternative method would be more appropriate to achieve the objectives of this Award then such method shall be applied to determine Adjusted Non-GAAP EBITDA for purposes of the above 2.1 vesting schedule for any given fiscal year; provided further if the Grantee is a Covered Employee, the Compensation Committee’s determination must be made within the time prescribed by Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”). “GAAP” refers to U.S. generally accepted accounting principles consistently applied.

2.4 Adjustments to Non-GAAP EBITDA. The non-GAAP EBITDA of the Company shall be adjusted to exclude the following, without duplication and if applicable to the Company for purposes of calculating non-GAAP EBITDA for a relevant year: (i) in-process research and development expense; (ii) restructuring, asset and goodwill impairments and other, net; (iii) gain (loss) on debt prepayment; (iv) inventory step up from purchase accounting; (v) net income attributable to minority interest; and (vi) any other extraordinary or unusual item as approved by the Compensation Committee. Non-GAAP EBITDA, as adjusted, shall specifically include merger and acquisition activity of the Company.

In addition, the Compensation Committee may, but only within the time prescribed by Section 162(m) of the Code if the Grantee is a Covered Employee, adjust either the Minimum Performance Measure for Adjusted Non-GAAP EBITDA or Maximum Performance Measure for Adjusted Non-GAAP EBITDA, as it deems appropriate in its sole discretion, to exclude the effect (whether positive or negative) of any of the following types of events or matters with respect to the Company occurring after the Grant Date of the Award: other unusual or infrequent matters or events, or special items similar to the items that the Company excludes or includes (as applicable) when calculating its Adjusted Non-GAAP EBITDA. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of the Minimum Performance Measure and Maximum Performance Measure in order to prevent the dilution or enlargement of the Grantee’s rights with respect to the Award.

2.5 Final Determination of Performance Measures Attained. The Company (or the Compensation Committee with respect to grants to employees who are considered to be covered employees under Section 162(m) of the Code) shall be responsible for determining in good faith whether, and to what extent, the Performance Measures set forth in this Agreement have been achieved. The Company or the Compensation Committee, as applicable, may reasonably rely on information from, and representations by, individuals within the Company in making such determination and when made such determination shall be final and binding on the Grantee.

3. Termination of Employment.

3.1 General. Subject to the provisions of 3.2 below, if the Grantee terminates employment with the Company for any reason (including upon a termination for Cause), any Units that are not vested under the schedule in 2.1 above will be canceled and forfeited as of the date of termination of employment or service. In other words, the Grantee must be employed by the Company on the relevant Vesting Date to receive any payment with respect to the Units that vest on such Vesting Date. In no event shall any Units vest after the Vesting Date for fiscal year          (which shall occur in the first quarter of fiscal year         ).

3.2 Change in Control. If the Company terminates the Grantee’s employment without Cause (including a deemed termination for Good Reason, if applicable for this Grantee, as defined in Grantee’s employment agreement or similar document) within two (2) years following a Change in Control, then the unvested portion of the Units shall become immediately vested. The Vesting Date for any Units that vest pursuant to this provision shall be the date of the Grantee’s termination of employment pursuant to this provision.

4. Time and Form of Payment. Subject to the provisions of the Agreement and the Plan, as the number of Units vest under 2 or 3.2 above, the Company will deliver to the Grantee the same number of whole shares of Stock, rounded up or down. Notwithstanding the preceding, the Company must deliver these shares (if any) within      days of the applicable Vesting Date.

5. Nontransferability. The Units granted by this Agreement shall not be transferable by the Grantee or any other person claiming through the Grantee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or as otherwise provided under Section 13.5 of the Plan.

6. Adjustments. In the event of a stock dividend or in the event the Stock shall be changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such remaining share of Stock then subject to this Agreement the number and class of shares of stock into which each outstanding share of Stock shall be so exchanged, all as set forth in Section 14 of the Plan.

7. Delivery of Shares. No shares of Stock shall be delivered under this Agreement until: (i) the Units vest in accordance with the schedule set forth in 2.1 or as provided in 3.2 above; (ii) approval of any governmental authority required in connection with the Agreement, or the issuance of shares thereunder, has been received by the Company; (iii) if required by the Compensation Committee, the Grantee has delivered to the Company documentation (in form and content acceptable to the Company in its sole and absolute discretion) to assist the Company in concluding that the issuance to the Grantee of any share of Stock under this Agreement would not violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations; and (iv) the Grantee has complied with 13 below of this Agreement in order for the proper provision for required tax withholdings to be made.

8. Securities Act. The Company shall not be required to deliver any shares of Stock pursuant to the vesting of Units if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.

9. Voting and Other Stockholder Related Rights. The Grantee will have no voting rights or any other rights as a stockholder of the Company (e.g., no rights to cash dividends) with respect to nonvested Units until the Units become vested and the Company issues shares of Stock to the Grantee.

10. Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Grantee by the Company or a subsidiary, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the current address on file with the Company or at such other address as such party may designate in writing from time to time to the other party.

10.1 Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, a grant notice, this Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Grantee electronically. In addition, the Grantee may deliver electronically any grant notice and the Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

10.2 Consent to Electronic Delivery. The Grantee acknowledges that the Grantee has read 10.1 above of this Agreement and consents to the electronic delivery of the Plan documents and any grant notice, as described in 10.1. The Grantee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Grantee by contacting the Company by telephone or in writing. The Grantee further acknowledges that the Grantee will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.

11. Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Compensation Committee in accordance with the terms of and as provided in the Plan. The Compensation Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Compensation Committee with respect thereto and to this Agreement shall be final and binding upon the Grantee and the Company. In the event of any conflict between the terms and conditions of any grant notice, this Agreement and/or the Plan, first the provisions of the Plan and then the Agreement shall control. All questions of interpretation concerning any grant notice, this Agreement and the Plan shall be determined by the Compensation Committee.

12. Continuation of Employment. This Agreement shall not be construed to confer upon the Grantee any right to continue employment with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate Grantee’s employment at any time.

13. Tax Withholding. Pursuant to Section 17.3 of the Plan, unless otherwise provided by the Compensation Committee prior to the vesting of shares/Units as set forth in the next sentence, the Grantee shall satisfy any federal, state, local or foreign employment or income taxes due upon the vesting of the Units (or otherwise) by having the Company withhold from those shares of Stock that the Grantee would otherwise be entitled to receive, a number of shares having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Company’s applicable federal, state, local and foreign income and employment tax withholding obligation. In lieu of, and subject to, the above, the Compensation Committee may also permit the Grantee to satisfy any federal, state, local, or foreign employment or income taxes due upon the vesting of shares of the Units (or otherwise) by: (i) personal check or other cash equivalent acceptable to the Company; (ii) permitting the Grantee to execute a same day sale of Stock pursuant to procedures approved by the Company; or (iii) such other method as approved by the Compensation Committee, all in accordance with applicable Company policies and procedures and applicable law.

14. Amendments. This Agreement may be amended only by a written agreement executed by the Company and the Grantee.

15. Integrated Agreement. Any grant notice, this Agreement and the Plan shall constitute the entire understanding and agreement of the Grantee and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Grantee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of any grant notice and the Agreement shall survive any settlement of the Award and shall remain in full force and effect.

16. Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan

17. Counterparts. Any grant notice and this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Delaware.

19. Other. The Grantee represents that the Grantee has read and is familiar with the provisions of the Plan and this Agreement, and hereby accepts the Award subject to all of their terms and conditions.

20. Section 409A Compliance. Section 409A of the Code imposes an additional 20% tax, plus interest, on payments from “non-qualified deferred compensation plans.” Certain payments under this Agreement could be considered to be payments under a “non-qualified deferred compensation plan.” The additional 20% tax and interest do not apply if the payment qualifies for an exception to the requirements of Section 409A or complies with the requirements of Section 409A. The Company believes, but does not and cannot warrant or guaranty, that the payments due pursuant to this Agreement qualify for the short-term deferral exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding anything to the contrary in this Agreement, if the Company determines that neither the short-term deferral exception nor any other exception to Section 409A applies to the payments due pursuant to this

Agreement, to the extent any payments are due on the Grantee’s termination of employment, the term “termination of employment” shall mean “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). In addition, if Grantee is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) and any payments due pursuant to this Agreement are payable on the Grantee’s “separation from service,” then such payments shall be paid on the first business day following the expiration of the six month period following the Grantee’s “separation from service.” This Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an applicable exception. The Grantee remains solely responsible for any adverse tax consequences imposed upon the Grantee by Section 409A.

21. Confidentiality. The Grantee acknowledges and agrees that the terms of this Agreement (including the Performance Measures for both Revenue and Adjusted Non-GAAP EBITDA) are considered proprietary information of the Company. The Grantee hereby agrees that Grantee shall maintain the confidentiality of these matters to the fullest extent permitted by law and shall not disclose them to any third party. If the Grantee violates this confidentiality provision, without waiving any other remedy available, the Company may revoke this Award without further obligation or liability, and the Grantee may be subject to disciplinary action, up to and including the Company’s termination of the Grantee’s employment for Cause.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Grantee has signed this Agreement as of the date first written above.

ON SEMICONDUCTOR CORPORATION

By:
[NAME OF OFFICER]

Its:

By:
(Grantee)